EXHIBIT 99.1

LA JOLLA PHARMACEUTICAL ANNOUNCES POSITIVE 12-MONTH INTERIM ANTIBODY DATA AND PROVIDES UPDATE
FOR ONGOING RIQUENT® PHASE 3 “ASPEN” LUPUS TRIAL

Significant Reduction in Antibodies Demonstrated

SAN DIEGO, April 23, 2008 – La Jolla Pharmaceutical Company (NASDAQ: LJPC) today announced positive 12-month interim antibody data from its ongoing double-blind, placebo-controlled, randomized Phase 3 study of Riquent® (abetimus sodium), its drug candidate for systemic lupus erythematosus (“SLE” or “lupus”). Analyses of 12-month interim antibody data in the first 125 patients randomized in the study indicate that for all patients treated with 900 mg, 300 mg, or 100 mg of Riquent per week compared with placebo, there were significantly greater reductions in antibodies to double-stranded DNA (dsDNA, p < 0.0001).

Summary of Antibody Data

The data show a dose-response curve for antibody reduction and also show that the 300 mg and 900 mg doses appear to be near the top of the antibody-related dose-response curve, thus supporting the choice of doses for this study. Antibody levels in the placebo-treated group remained around baseline levels throughout the 12 months. The rate at which antibody levels were maximally reduced appeared to be more rapid in the 900 mg dose group than in the 300 mg or the 100 mg dose groups.

“Treatment with all doses of Riquent resulted in significant and sustained reductions in antibodies to dsDNA during the entire one-year treatment period,” said Michael Tansey, M.D., Executive Vice President and Chief Medical Officer of La Jolla Pharmaceutical Company. “Equally important, antibody levels observed in the placebo-treated patients remained around or above baseline and did not drift lower over time as occurred in the previous Phase 3 study. These data, which were generated in patients already receiving background immunosuppressive therapy, suggest that the appropriate doses were chosen for the current study and that overall, the 300 mg and 900 mg doses appear to be more effective than the 100 mg dose in the sustained reduction of antibodies to dsDNA.”

“The 12-month interim antibody data confirm that over the dose range being studied, treatment with Riquent resulted in significant reductions in antibodies to dsDNA,” said Richard Furie, M.D., Chief of Rheumatology, North Shore-Long Island Jewish Health System, and an investigator in the study.  “These antibodies are strongly implicated as a primary cause of lupus renal disease, and prior studies have demonstrated that reductions in these antibodies strongly correlate with a reduction in the risk of renal flare.”

Each individual dose group was significantly different from placebo (p < 0.0001). An area under the curve (AUC) analysis, which reflects the effect of the drug on antibody levels over time, showed significantly greater antibody-lowering effects for the 300 mg and 900 mg dose groups compared with the placebo group (decreases of 26.9% for 100 mg, 35.5% for 300 mg, and 37.7% for 900 mg, compared with an increase of 7.5% for placebo).

The AUC analysis provides additional evidence that the higher doses of Riquent suppressed antibodies further than the 100 mg dose group. The proportion of patients achieving a 50% or greater AUC reduction was 0.0% in the placebo and 100 mg groups, 23% in the 300 mg group, and 30% in the 900 mg group.

The 12-month antibody analysis assessed the impact of treatment with Riquent or placebo on antibodies to dsDNA. Antibody levels were measured every two weeks for the first 16 weeks of the study and then monthly for the remaining 36 weeks. All demographics and baseline characteristics were comparable across dosing groups.

Phase 3 Trial Update

The Phase 3 ASPEN trial (“Abetimus Sodium in Patients with a History of Lupus Nephritis”) appears to be progressing well; more than 140 sites are active and more than 670 patients have been enrolled. Compliance with weekly visits has been high and the drop-out rate remains low. The Independent Data Monitoring Board (DMB) has completed three reviews of the safety data and has not indicated any safety issues.

The study is an event-driven trial designed to be completed when 128 renal flares have occurred. The current overall renal flare rate is lower than the original trial assumption. As a result, in an effort to shorten the time to achieve the required number of renal flares, the Company will continue enrollment beyond the initially targeted 740 patients and extend the treatment period beyond 12 months until the required number of renal flares is achieved. The Company now estimates that at least 800 patients will be enrolled in the study. Based on these changes, the Company expects the trial to complete in the second half of 2009.

The Phase 3 trial includes two interim efficacy analyses, each with target p values of p < 0.001 and a final p value of p < 0.05. The Company has added a futility analysis to each interim efficacy analysis. The interim efficacy analyses have been moved to occur later in the study when a greater number of renal flares will have been observed. As a result, the first interim efficacy analysis is expected to occur around the fourth quarter of 2008, and the second interim efficacy analysis is expected to occur about midway between the first analysis and the expected end of the study.

These modifications to the trial have been discussed with the FDA, and the trial continues to be conducted under the FDA’s Special Protocol Assessment.

“The interim results from the ASPEN trial are very encouraging,” said Deirdre Gillespie M.D., President and CEO of La Jolla Pharmaceutical Company.  “At this point in the trial enrollment remains strong, the overall renal flare rate is lower than the original trial assumption, and the safety data appear to be consistent with data from our previous trials. These new data appear to show that the 300 mg and 900 mg doses of Riquent reduce antibodies to dsDNA more than the previously studied 100 mg dose.”

Dr. Gillespie added, “We continue to make great progress and believe that the additional refinements to the study will hasten its completion and possibly enable us to observe a definitive outcome earlier.”

Conference Call

The Company will host a conference call on April 23, 2008, at 1:30 pm Pacific Time/4:30 pm Eastern Time. If you would like to listen to the conference call, please access the link on La Jolla Pharmaceutical Company’s Web site at www.ljpc.com.

A replay of the conference call will be available the day of the call on the Company’s Web site www.ljpc.com and will be archived for several weeks. In addition, a replay of the conference call can be accessed by dialing 888-286-8010 (US) or 617-801-6888 (international). The passcode for the replay is 78768082.

Phase 3 Study Design

The Phase 3 study is designed to assess the ability of Riquent treatment to prevent or delay the time to renal flare in lupus patients with a history of renal disease and with antibodies to dsDNA. Equal numbers of patients are being treated with 300 mg per week, 900 mg per week, or placebo. A small number of patients are receiving 100 mg per week. All patients continue to receive standard of care which can include background immunosuppressive therapies.

A lupus renal flare is a potentially life-threatening increase in inflammation of the kidney due to lupus. A renal flare often requires treatment with immunosuppressive agents which can have severe side effects. Riquent is also being studied to assess whether drug treatment decreases proteinuria, as was observed in previous clinical trials. Proteinuria, or protein in the urine, is a common problem for patients with renal disease and is an indicator of renal damage.

Riquent has received an Approvable Letter and Fast Track status from the Food and Drug Administration, and has Orphan Drug designation in the United States and Europe.

About Riquent

Riquent is being developed to specifically treat lupus renal disease by preventing or delaying renal flares, a leading cause of sickness and death in lupus patients. It is also being studied to assess whether Riquent treatment improves proteinuria, as was observed in previous clinical trials. Proteinuria is an indicator of abnormal renal function. Riquent has been well tolerated in all 14 clinical trials, with no overall difference in the adverse event profiles for Riquent-treated patients compared with placebo-treated patients. Riquent specifically reduces circulating levels of anti-dsDNA antibodies and is also designed to specifically suppress the B cells that make these antibodies. Decreases in these antibodies are believed to be associated with a decreased risk of renal flare. Although clinical benefit has not yet been proven, Riquent treatment has significantly reduced these antibody levels in all clinical trials in which they were measured.

About Lupus

Lupus (systemic lupus erythematosus) is a chronic, potentially life-threatening autoimmune disease. About 90% of lupus patients are female, and many are diagnosed with the disease during their childbearing years. Approximately 50% of lupus patients have renal disease which can lead to irreversible renal damage, renal failure and the need for dialysis, and is a leading cause of death in lupus patients. Latinos, African Americans, and Asians face an increased risk of serious renal disease associated with lupus. The current standard of care for lupus renal disease often involves treatment with high doses of corticosteroids and immunosuppressive drugs that can cause severe side effects including diabetes, hypertension, and sterility and may leave patients vulnerable to opportunistic infections. To date, no lupus-specific drug has been approved in the U.S.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is dedicated to improving and preserving human life by developing innovative pharmaceutical products. The Company’s leading product in development is Riquent®, which is designed to treat lupus renal disease by preventing or delaying renal flares. Lupus renal disease is a leading cause of sickness and death in patients with lupus. The Company has also developed potential small molecule drug candidates to treat various other autoimmune and inflammatory conditions. The Company’s common stock is traded on The NASDAQ Global Market under the symbol LJPC. More information about the Company is available on its Web site: http://www.ljpc.com.

The forward-looking statements in this press release involve significant risks, assumptions and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression. The analyses of clinical results of Riquent® (abetimus sodium), previously known as LJP 394, our drug candidate for the treatment of systemic lupus erythematosus (lupus), and any other drug candidate that we may develop, including the results of any trials or models that are ongoing or that we may initiate in the future, could result in a finding that these drug candidates are not effective in large patient populations, do not provide a meaningful clinical benefit, or may reveal a potential safety issue requiring us to develop new candidates. The analysis of the data from our previous Phase 3 trial of Riquent showed that the trial did not reach statistical significance with respect to its primary endpoint, time to renal flare, or with respect to its secondary endpoint, time to treatment with high-dose corticosteroids or cyclophosphamide. The results from our clinical trials of Riquent, including the results of any trials that are ongoing or that we may initiate in the future, may not ultimately be sufficient to obtain regulatory clearance to market Riquent either in the United States or any other country, and we may be required to conduct additional clinical studies to demonstrate the safety and efficacy of Riquent in order to obtain marketing approval. There can be no assurance, however, that we will have the necessary resources to complete any current or future trials or that any such trials will sufficiently demonstrate the safety and efficacy of Riquent. Our ability to develop and sell our products in the future may be adversely affected by the intellectual property rights of third parties or the validity or enforceability of our intellectual property rights. Additional risk factors include the uncertainty and timing of: our ability to raise additional capital; obtaining required regulatory approvals, including delays associated with any approvals that we may obtain; the timely supply of drug product for clinical trials; our ability to pass all necessary regulatory inspections; the increase in capacity of our manufacturing capabilities for possible commercialization; successfully marketing and selling our products; our lack of manufacturing, marketing and sales experience; our ability to make use of the orphan drug designation for Riquent; generating future revenue from product sales or other sources such as collaborative relationships; future profitability; and our dependence on patents and other proprietary rights. Accordingly, you should not rely upon forward-looking statements as predictions of future events. The outcome of the events described in these forward-looking statements are subject to the risks, uncertainties and other factors described in the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2007, and in other reports and registration statements that we file with the Securities and Exchange Commission from time to time. We expressly disclaim any intent to update forward-looking statements.

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